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Pricing Supplement No. 10 dated September 12, 1997               Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                        File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                 ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAK5                                   Interest Rate: 7.00%
Aggregate Principal Amount: $142,000                   Maturity Date:  9/17/99
Total Agents' Discount or Commission: $1,065           Issue Date:  9/17/97
Net Proceeds to Issuer:  $140,935                      Trade Date:  9/12/97
==============================================================================

----------------------------------------------------------------------------------------------------------
                                                                  Agent's Discount         Net Proceeds to
            Name of Agent                  Principal Amount         or Commission              Issuer
----------------------------------------------------------------------------------------------------------
Legg Mason Wood Walker, Incorporated         $95,000.00                $712.50               $94,287.50
----------------------------------------------------------------------------------------------------------
Sage Rutty & Co.                             $47,000.00                $352.50               $46,647.50
----------------------------------------------------------------------------------------------------------

Interest Payment Dates: October 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including August 15, 1999 and on the Maturity Date.

Day Count Convention:

            [X]     30/360 for the period from 9/17/97 to 9/16/99.

Redemption:

            [X]     The Notes cannot be redeemed prior to the Stated Maturity
                    Date.

            [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                    Initial Redemption Percentage:
                    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:       [X]     Book Entry

Agent acting in the capacity as indicated below:

            [X]     Agent                                 [ ]         Principal

If as Principal:

            [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

            [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

            The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


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[ ]         Other Provisions:


[ ]         PaineWebber Incorporated

                          [X]         Legg Mason Wood Walker, Incorporated

                                                   [X]         Sage Rutty & Co.